Exhibit 99.1

Cognex Announces Significant Cost-Cutting Measures

NATICK, Mass.--(BUSINESS WIRE)--May 28, 2020--Cognex Corporation (NASDAQ: CGNX), the leader in machine vision, today announced that it has taken significant steps to reduce expenses due to the deteriorating market conditions and to position the company for growth when conditions improve.

The actions being taken by Cognex include a reduction in its global workforce of approximately 190 employees (8% of its worldwide headcount) and a reduction in leased office spaces. In addition, Cognex CEO, Rob Willett, and Chairman, Dr. Robert Shillman, decided to waive their salaries, and the company’s Board of Directors have waived their cash fees for the remainder of the year. These measures follow actions previously taken by Cognex during the past two months to reduce spending and restrict new hiring.

“It is very unfortunate that these measures are necessary,” said Dr. Robert J. Shillman, Founder and Chairman of Cognex. “The confidence we have in the future of our business remains unchanged; unfortunately, that future is a bit further off than we would like due to the significant disruption of the global economy. In view of that, we have taken significant steps to protect the company’s long-term financial strength which are necessary to help ensure the wellbeing of our employees, our customers, and our suppliers.”

“We had our business sized for continued growth this year,” said Robert J. Willett, Chief Executive Officer of Cognex. “However, growth has been stifled due to the slowdown by manufacturers, particularly in the automotive industry which was our largest market last year. We are reorganizing Cognex to sharpen our focus on growth areas such as logistics and deep learning and to integrate our recent acquisitions more fully. We view this time as an opportunity to prepare for success when business investment returns.”

Pre-tax Charges for Restructuring and Asset Impairment

Cognex expects to record a total restructuring charge of approximately $20 million, primarily in the second quarter of 2020, for the workforce reduction and lease terminations. These actions, together with steps previously taken, are expected to result in annualized cost savings of approximately $25 million. In addition, Cognex expects to record a non-cash charge of between $15 million and $30 million in the second quarter for the impairment of intangible assets and write-down of excess or obsolete inventory due to the deteriorated business conditions.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 2 million image-based products, representing over $7 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, strategic plans and areas of growth, the expected impact of the COVID-19 outbreak and related cost-cutting measures on Cognex’s business and results of operation, and the amount and timing of the pre-tax charges that Cognex expects to incur, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include (1) the impact, duration, and severity of the COVID-19 outbreak, (2) current and future conditions in the global economy, including the impact of the COVID-19 outbreak and the imposition of tariffs or export controls; (3) the loss of, or curtailment of purchases by, a large customer; (4) the reliance on revenue from the consumer electronics or automotive industries; (5) the inability to penetrate the logistics industry and other new markets; (6) the inability to achieve significant international revenue; (7) fluctuations in foreign currency exchange rates and the use of derivative instruments; (8) information security breaches or business system disruptions; (9) the inability to attract and retain skilled employees; (10) the failure to effectively manage our growth; (11) the reliance upon key suppliers to manufacture and deliver critical components for our products; (12) the failure to effectively manage product transitions or accurately forecast customer demand; (13) the inability to design and manufacture high-quality products; (14) the technological obsolescence of current products and the inability to develop new products; (15) the failure to properly manage the distribution of products and services; (16) the inability to protect our proprietary technology and intellectual property; (17) our involvement in time-consuming and costly litigation; (18) the impact of competitive pressures; (19) the challenges in integrating and achieving expected results from acquired businesses, including the recent acquisition of Sualab; (20) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; and (21) exposure to additional tax liabilities; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019 and Form 10-Q for the fiscal quarter ended March 29, 2020. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Contacts

Investor Contact:
Susan Conway
Senior Director of Investor Relations
(508) 650-3353
susan.conway@cognex.com

Media Contact:
Liz Bradley
Director of Corporate Communications
(857) 891-5531
liz.bradley@cognex.com